                          SCHEDULE 14A (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                            ----------------------

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X}

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under (S) 240.14a-12

                                INFOSPACE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                           [logo of InfoSpace, Inc.]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held on May 21, 2001

TO THE STOCKHOLDERS:

  Notice is hereby given that the Annual Meeting of Stockholders of InfoSpace, Inc., a Delaware corporation, will be held on May 21, 2001 at 10:00 a.m., local time, at the Hyatt Regency Bellevue located at 900 Bellevue Way NE, Bellevue, Washington 98004, for the following purposes:

  1. To elect two Class II directors to serve for the ensuing three years and until their successors are duly elected.

  2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for InfoSpace for the fiscal year ending December 31, 2001.

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on April 2, 2001 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on April 2, 2001 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ John M. Hall

                                          John M. Hall
                                          Senior Vice President and General
                                          Counsel and Secretary

Bellevue, Washington
April 16, 2001

                                INFOSPACE, INC.

                               ----------------

                           PROXY STATEMENT FOR 2001
                        ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                              PROCEDURAL MATTERS

General

  The enclosed Proxy is solicited on behalf of InfoSpace, Inc., a Delaware corporation (sometimes referred to as the "Company" or "InfoSpace"), for use at the Annual Meeting of Stockholders to be held on May 21, 2001 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Regency Bellevue located at 900 Bellevue Way NE, Bellevue, Washington 98004. The Company's telephone number at its principal business offices is (425) 201-6100.

  These proxy solicitation materials were mailed on or about April 25, 2001 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Principal Share Ownership

  Only stockholders of record at the close of business on April 2, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The Company has one class of common stock, $0.0001 par value. As of the Record Date, 323,448,200 shares of the Company's common stock were issued and outstanding and held of record by 1,154 stockholders. This number includes exchangeable shares of the Company's subsidiaries, InfoSpace.com Canada Holdings Inc. and Locus Holdings, Inc., which are at any time exchangeable into, and have voting rights equivalent to, the Company's common stock. See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding beneficial owners of more than five percent of the Company's common stock.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

  Each holder of common stock is entitled to one vote for each share held.

  This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.

Quorum; Abstentions; Broker Non-Votes

  The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

  In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

  All shares entitled to vote and represented by properly executed, unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

  Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Proposals of stockholders of the Company intended to be presented for consideration at the Company's 2002 Annual Meeting of Stockholders must be received by the Company no later than December 17, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

  In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by: (i) the Board of Directors or (ii) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company not fewer than 60 days nor more than 90 days in advance of the annual meeting (or, with respect to an election of directors to be held at a special meeting, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. In the event that less than 60 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The Company's Bylaws also provide that the only business that shall be conducted at an annual meeting is business that is brought before such meeting: (i) by or at the direction of the Board of Directors, or (ii) by any stockholder entitled to vote who has delivered written notice to the Secretary of the Company not less than 60 days nor more than 90 days in advance of the annual meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that less than 60 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his or her proposal at such meeting, the Company need not present the proposal for a vote at such meeting. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to the Company's principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, Attention: Corporate Secretary.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of March 31, 2001 as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table in "Additional Information Relating to Directors and Executive Officers of the Company" and (iv) all directors and executive officers as a group. Percentages are based on total shares outstanding as of March 31, 2001. This number includes exchangeable shares of the Company's subsidiaries, InfoSpace.com Canada Holdings Inc. and Locus Holdings, Inc., which are at any time exchangeable into, and have voting rights equivalent to, the Company's common stock.

                                                Shares Beneficially Owned
                                               Before and after Offering(1)
     Principal Stockholders,                   ---------------------------------
   Directors and Executive Officers                Number          Percent(2)
   --------------------------------            ----------------- ---------------
   Naveen Jain(3).............................        63,479,196          19.5%
    c/o InfoSpace, Inc.
    601 108th Avenue NE Suite 1200
    Bellevue, WA 98004

   Vulcan Ventures Inc.(6)....................        21,698,778           6.7%
    110 110th Avenue N.E., Suite 550
    Bellevue, WA 98004

   Acorn Ventures-IS, LLC(4)..................        19,672,691           5.8%
    1309 114th Avenue S.E.
    Suite 200
    Bellevue, WA 98004

   Pilgrim Baxter & Associates(5).............        19,902,094           5.9%
    825 Duportail Road
    Wayne, PA 19087

   Rasipuram V. Arun(7).......................           557,917             *

   Edmund O. Belsheim, Jr.(8).................           166,250             *

   John E. Cunningham, IV(9)..................           401,263             *

   Peter L.S. Currie(10)......................           161,910             *

   Joanne R. Harrell..........................             1,600             *

   David C. House(11).........................            55,530             *

   Michael D. Kantor..........................           324,224             *

   Rufus W. Lumry, III(12)....................        19,672,691           5.8%

   Chris Nabinger.............................            90,948             *

   Rand L. Rosenberg..........................             1,800             *

   Arun Sarin.................................             4,000             *

   William D. Savoy(13).......................            17,063             *

   Steven Shivers(14).........................            70,006             *

   All directors and executive officers as a
    Group (12 persons)(15)....................        84,848,000          25.0%

--------
  *    Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) For purposes of calculating the percent of shares beneficially owned, the exchangeable shares which will be exchanged for shares of our common stock in connection with this offering are deemed outstanding and therefore are included in the denominator of this calculation.

 (3) Represents 42,665,051 shares of common stock held in the name of Naveen and Anuradha Jain, 3,992,973 shares of common stock held by the Jain Family Irrevocable Trust, 7,844,294 shares of common stock held by Naveen Jain GRAT No. 1, 7,844,294 shares of common stock held by Anuradha Jain GRAT No. 1, 1,086,500 shares subject to options exercisable by Naveen Jain within 60 days of March 31, 2001, 46,084 shares subject to options exercisable by Anuradha Jain within 60 days of March 31, 2001. Anuradha Jain is Mr. Jain's spouse.

 (4) Includes 13,750,208 shares of common stock issuable upon exercise of warrants currently exercisable and 177,173 shares of common stock beneficially owned by Rufus W. Lumry, III. Mr. Lumry is the principal stockholder, sole director and President of Acorn Ventures, Inc., the sole member of Acorn Ventures-IS, LLC.

 (5) As of December 31, 2000, based on a Schedule 13G/A filed with the SEC on February 14, 2001.

 (6) As of December 31, 2000, based on a Schedule 13D filed with the SEC on January 16, 2001.

 (7) Includes 237,917 shares of common stock subject to options exercisable within 60 days of March 31, 2001.

 (8) Includes 156,250 shares of common stock subject to options exercisable within 60 days of March 31, 2001.

 (9) Includes 125,000 shares of common stock subject to options exercisable within 60 days of March 31, 2001, and 92,806 shares of common stock held by Clear Fir Partners LP. Mr. Cunningham is the President of Clear Fir Partners, LP.

(10) Includes 125,000 shares of common stock subject to options exercisable within 60 days of March 31, 2001.

(11) Includes 55,000 shares of common stock subject to options exercisable within 60 days of March 31, 2001.

(12) Includes 115,000 shares of common stock subject to options exercisable within 60 days of March 31, 2001, and 19,495,518 shares beneficially owned by Acorn Ventures-IS, LLC. See note (4) above. Also includes 38,240 shares held in trust for Mr. Lumry's children, of which Mr. Lumry disclaims beneficial ownership.

(13) Includes 17,063 shares of common stock subject to options exercisable within 60 days of March 31, 2001.

(14) Includes 62,070 shares of common stock subject to options exercisable within 60 days of March 31, 2001.

(15) Includes 16,001,021 shares of common stock subject to options and warrants exercisable within 60 days of March 31, 2001.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

General

  The Company's Board of Directors is currently set at eight members, which are divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. Any additional directorships resulting from an increase in the number of directors are distributed among the three classes so that, as nearly as possible, each class consists of an equal number of directors. There currently are seven directors serving on the Board of Directors, and one vacancy.

Nominees For Directors

  Two Class II directors are to be elected at the Annual Meeting for a three-year term ending in 2003. The Board of Directors has nominated Rufus W. Lumry, III and William D. Savoy for election as Class II directors. David C. House has indicated that he will not stand for re-election as a Class II director. Accordingly, the Board of Directors has reduced the number of Class II directors to two.

  Unless otherwise instructed, the proxy holders will vote the proxies received by them for these nominees. In the event that either nominee of the Board of Directors is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that either of the nominees will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees as possible, and in such event, the specific nominees to be voted for will be determined by the proxy holders.

Vote Required; Election of Directors

  If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE
NOMINEES.

Class II Director Nominees

  The names of the nominees of the Board of Directors and certain information about them are set forth below:

                                                                       Director
   Name of Nominee                    Age Positions with the Company    Since
   ---------------                    --- --------------------------   --------
   Rufus W. Lumry, III..............   54 Director                       1998
   William D. Savoy(1)..............   36 Director                       2000

  --------
  (1)  Member of the Audit Committee.

  Rufus W. Lumry, III has served as a director of InfoSpace since December 1998. Since 1992, Mr. Lumry has served as President of Acorn Ventures, Inc., a venture capital firm he founded. Prior to founding Acorn Ventures, Mr. Lumry served as a director and Chief Financial Officer of McCaw Cellular Communications. Mr. Lumry was one of the founders of McCaw in 1982, and retired from McCaw in 1990 as Executive Vice

President and Chief Financial Officer. Mr. Lumry holds an A.B. from Harvard University and an M.B.A. from the Harvard Graduate School of Business Administration.

  William D. Savoy has served as a director of InfoSpace since October 2000. He is a nominee of Vulcan Ventures, Inc., a significant stockholder. He served as a director of Go2Net, Inc. from May 1999 until its acquisition by InfoSpace. Currently, Mr. Savoy serves as President of Vulcan Ventures Inc., a venture capital fund wholly-owned by Paul G. Allen. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as director of Charter Communications, Inc., drugstore.com, High Speed Access Corporation, Metricom, Inc., Peregrine Systems, Inc., RCN Corporation, Telescan, Inc., and USA Networks, Inc. Mr. Savoy holds a B.S. from Atlantic Union College.

Continuing Directors

  Class III--Terms expiring in 2002

  The names of the Company's Class III directors, whose terms end in 2002, and certain information about them are set forth below:

                                          Positions with the   Director
   Name of Director                   Age       Company         Since
   ----------------                   --- ------------------   --------
   Naveen Jain......................   41 Chairman and Chief     1996
                                          Executive Officer
   Peter L.S. Currie(1)(2)..........   44 Director               1998

  --------
  (1)  Member of the Audit Committee.

  (2)  Member of the Compensation Committee.

  Peter L. S. Currie has served as a director of InfoSpace since July 1998. Since May 1999, he has been a partner in The Barksdale Group, an investment firm. Mr. Currie previously served as Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation, where he held various management positions since April 1995. From April 1989 to April 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc., including Executive Vice President and Chief Financial Officer and Executive Vice President of Corporate Development. Before joining McCaw Cellular, he was a Principal at Morgan Stanley & Co., Incorporated. Mr. Currie currently serves on the Board of Directors of Corsair Communications, Inc. Mr. Currie holds a B.A. from Williams College and an M.B.A. from Stanford University.

  Naveen Jain founded InfoSpace in March 1996. Mr. Jain served as our Chief Executive Officer from our inception in March 1996 to April 2000 and was reappointed as our Chief Executive Officer in January 2001. He also served as our President from inception to November 1998 and as our sole director from our inception to June 1998, when he was appointed Chairman of the Board. From June 1989 to March 1996, Mr. Jain held various positions at Microsoft Corporation, including Group Manager for MSN, Microsoft's online service. From 1987 to 1989, Mr. Jain served as Software Development Manager for Tandon Computer Corporation, a PC manufacturing company. From 1985 to 1987, Mr. Jain served as Software Manager for UniLogic, Inc., a PC manufacturing company and from 1982 to 1985, he served as Product Manager and Software Engineer at Unisys Corporation/Convergent Technologies, a computer manufacturing company. Mr. Jain holds a B.S. from the University of Roorkee and a M.B.A. from St. Xavier's School of Management.

  Class I--Terms expiring in 2003

  The names of the Company's Class I directors, whose terms end in 2003, and certain information about them are set forth below:

                                                                                 Director
   Name of Director                   Age      Positions with the Company         Since
   ----------------                   ---      --------------------------        --------
   John E. Cunningham, IV(1)........   43 Director                                 1998
   Edmund O. Belsheim, Jr. .........   48 Chief Operating Officer and Director     2001

  --------
  (1)  Member of Compensation Committee.

  Edmund O. Belsheim, Jr. joined InfoSpace in November 2000 as Senior Vice President and General Counsel, and was appointed Chief Operating Officer in January 2001. From April 1999 until he joined InfoSpace, he was a partner at Perkins Coie LLP, a Seattle-based law firm. From 1996 to 1999, Mr. Belsheim served as Vice President, Corporate Development, General Counsel and Secretary of Penford Corporation, a maker of specialty starches. He also served as Senior Vice President, Corporate Development, General Counsel and Secretary of Penwest Pharmaceuticals Co., an oral drug delivery technology and products company. Prior to joining Penford Corporation, Mr. Belsheim was a member of the law firm Bogle & Gates, P.L.L.C. Mr. Belsheim holds an A.B. from Carlton College, an M.A. from the University of Chicago, and a J.D. from the University of Oregon.

  John E. Cunningham, IV has served as a director of InfoSpace since July 1998. Since April 1995 he has served as President of Kellett Investment Corporation, an investment fund for early-stage, high-growth private companies. He is on the Board of Directors of Petra Capital, LLC, Meals.com, digiMine.com and Gear.com. Mr. Cunningham also serves as an advisor to Array.com and Virtual Bank.com. During 1997, Mr. Cunningham was interim Chief Executive Officer of Real Time Data. From December 1994 to August 1996, he was President of Pulson Communications, Inc. From February 1991 to November 1994, he served as Chairman and Chief Executive Officer of RealCom Office Communications, a privately held telecommunications company that merged with MFS Communications Company, Inc., and was subsequently acquired by WorldCom, Inc. Mr. Cunningham holds a B.A. from Santa Clara University and an M.B.A. from the University of Virginia.

  Arun Sarin resigned as Class I director in February 2001. Chairman Naveen Jain, as authorized by the Board of Directors, is currently in discussions with potential candidates to join the Board as a Class I director.

Board Meetings and Committees

  The Board of Directors of the Company held a total of 18 meetings, and acted by unanimous written consent three times, during 2000. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee or any committee performing such functions.

  The Audit Committee. The Audit Committee, which currently consists of directors Peter L. S. Currie, David C. House and William D. Savoy, met four times during 2000. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions. David C. House has indicated that he will not stand for re-election as a director at the 2001 Annual Meeting, and the Board intends to fill his position on the Audit Committee with another director who meets the definition of an "independent director" as defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules. Messrs. Currie and Savoy are independent directors under this definition.

  On April 21, 2000, the Board of Directors adopted a formal charter for the Audit Committee, a copy of which is attached as Exhibit A to this Proxy Statement.

  The Compensation Committee. The Compensation Committee, which consists of directors John E. Cunningham, IV and Peter L.S. Currie, met once, and acted by unanimous written consent four times, during

2000. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock plans and makes recommendations to the Board of Directors regarding these matters.

  For the fiscal year ended December 31, 2000, no director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and committees thereof, if any, upon which such director served during the period for which he has been a director or committee member, except as follows:

  . Former director Ashok Narasimhan attended 50% of the meetings of the Board of Directors held while he served as a director;

  . Director William D. Savoy was unable to attend one of two Board meetings held after he became a director in October 2000 and prior to the end of the fiscal year; and

  . Director David C. House attended approximately 58% of the meetings of the Board and Audit Committee held while he served as a director and a member of the Audit Committee.

Compensation of Directors

  Each director is paid $750 for each Board of Directors meeting attended in person, $500 for each Board of Directors meeting attended by telephone and $500 for each committee meeting attended. Each Director is reimbursed for travel expenses incurred to attend meetings of the Board of Directors or committee meetings.

  Under the Company's Restated 1996 Flexible Stock Incentive Plan, the Company grants a nonqualified stock option to purchase 20,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to the Board of Directors. Nonemployee directors serving at the time of the adoption of the program each received an option to purchase 10,000 shares of common stock. On November 19, 1998, each nonemployee director received a supplemental option to purchase 20,000 shares of common stock. In addition, immediately following each Annual Meeting of Stockholders of the Company, the Company grants to each nonemployee director an additional nonqualified stock option to purchase 5,000 shares of common stock immediately following such Annual Meeting of Stockholders, except for those nonemployee directors who were newly elected to the Board of Directors at such Annual Meeting or within the three-month period prior to such Annual Meeting. All options granted under the program for nonemployee directors fully vest on the first anniversary of the date of such grant.

                                 PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2001, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

  Deloitte & Touche LLP has audited the Company's financial statements annually since 1997. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote; Ratification of Appointment of Independent Auditors

  The affirmative vote of the holders of a majority of the Votes Cast is required to approve the appointment of the independent auditors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                       ADDITIONAL INFORMATION RELATING TO
                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Compensation of Executive Officers

  The following table sets forth information concerning the compensation we paid to Naveen Jain, our chief executive officer, and the other most highly compensated executive officers of the Company during 2000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                            Long-Term
                                                           Compensation
                                                              Awards
                                                           ------------
                                                Annual      Securities
                                      Fiscal Compensation   Underlying      All Other
Name and Principal Position            Year     Salary      Options(#)     Compensation
---------------------------           ------ ------------  ------------    ------------
Naveen Jain..........................  2000    $250,000            --            --
 Chairman and Chief Executive Officer  1999     231,571      1,400,000       $   500(1)
                                       1998      62,500            --            --

Arun Sarin(2)........................  2000     141,667     14,000,000(10)       --
 Former Chief Executive Officer

Rasipuram V. Arun....................  2000     123,333        490,000           --
 Executive Vice President and Chief
 Technology
 Officer

Joanne R. Harrell(3).................  2000     113,525        225,000           --
 Former Senior Vice President, Human
 Resources and Facilities

Michael D. Kantor(4).................  2000     351,006(5)      20,000           --
 Former Senior Vice President,         1999     541,126(6)      40,000           --
  Advertising

Chris Nabinger(7)....................  2000     133,333        400,000        50,000
 Former Senior Vice President,
  Worldwide Operations

Rand Rosenberg(8)....................  2000     103,846        450,000(10)
 Former Chief Financial Officer

Steven Shivers(9)....................  2000     147,102        335,000
 Former Managing Director, Europe

--------
 (1)  Consists of an award to Mr. Jain in connection with patent filings.
 (2) Mr. Sarin resigned his position as Chief Executive Officer of InfoSpace in January 2001.
 (3)  Ms. Harrell left InfoSpace in March 2001.
 (4)  Mr. Kantor left InfoSpace in June 2000.
 (5) Consists of $58,333 in base salary and sales commissions of $292,673 paid to Mr. Kantor for advertising revenue attributable to Mr. Kantor.
 (6) Consists of $90,792 in base salary and sales commissions of $450,334 paid to Mr. Kantor for advertising revenue attributable to Mr. Kantor.
 (7)  Mr. Nabinger left InfoSpace in October 2000.
 (8)  Mr. Rosenberg left InfoSpace in January 2001.
 (9)  Mr. Shivers served as Managing Director, Europe until February 2001.
(10) These options were relinquished upon the executive's termination of employment with us.

Option Grants in Last Fiscal Year

  The following table sets forth certain information regarding stock options granted by the Company to the Named Executive Officers during 2000.

                                        Individual Grants
                         --------------------------------------------------
                                                                              Potential Realizable
                                                                                      Value
                                       Percent of                            at Assumed Annual Rates
                                         Total                                         of
                         Number of      Options                             Stock Price Appreciation
                         Securities    Granted to                                      for
                         Underlying    Employees                                 Option Term(3)
                          Options      in Fiscal     Exercise    Expiration -------------------------
Name                     Granted(#)     Year(1)   Price($/Sh)(2) Date Range    5%($)        10%($)
----                     ----------    ---------- -------------- ---------- ------------ ------------
Naveen Jain.............       --          --            --           --             --           --

Arun Sarin.............. 7,000,000(4)     14.7%      $ 45.44      04/2010   $200,027,797 $824,972,211
                         7,000,000(4)     14.7%        18.81      10/2010     82,817,561  341,563,460

Rasipuram V. Arun.......   200,000           *         70.06      01/2010      8,812,386   36,344,816
                           140,000           *         45.44      04/2010      4,000,556   16,499,444
                           150,000           *         35.13      09/2010      3,313,489   13,665,781
                           200,000           *         14.25      11/2010      1,792,350    7,392,166

Joanne R. Harrell.......   200,000(4)        *         58.00      05/2010      7,295,178   30,087,413
                            25,000(4)        *         35.13      09/2010        552,248    2,277,630
                            75,000(4)        *         14.25      11/2010        672,131    2,772,062

Michael D. Kantor.......    20,000           *         45.44      04/2010        571,508    2,357,063

Chris Nabinger..........   200,000           *        100.13      02/2010     12,593,615   51,939,693
                           100,000           *         45.44      04/2010      2,857,540   11,785,317
                           100,000           *         45.06      07/2010      2,833,956   11,688,052

Rand L. Rosenberg.......   400,000(4)        *         56.88      06/2010     14,307,353   59,007,641
                            50,000(4)        *         35.13      09/2010      1,104,496    4,555,260

Steven Shivers..........    75,000           *         45.44      04/2010      2,143,155    8,838,988
                           155,000           *         55.44      06/2010      5,403,974   22,287,543
                            75,000           *         45.06      07/2010      2,125,467    8,766,039
                            30,000           *         35.13      09/2010        662,698    2,733,156

--------
 *   Less than 1%

(1) Based on a total of 47,300,934 option shares granted to employees during 2000.

(2) Options were granted at an exercise price equal to the fair market value of our common stock at the time of the grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission and are therefore not intended to forecast possible future appreciation, if any, of the price of our common stock. Assumes all options are exercised at the end of their respective 10-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(4) These options were relinquished upon the executive's termination of employment with InfoSpace.

Aggregate Option Exercises in 2000 and Year-End Option Values

  The following table shows certain information concerning stock options exercised by the Named Executive Officers during 2000, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the Named Executive Officers on December 31, 2000.

                                                    Number of Securities Underlying      Value of Unexercised
                                                        Unexercised Options at          In the Money Options at
                           Shares                         Fiscal Year-End(1)             Fiscal Year-End($)(2)
                         Acquired On     Value      ---------------------------------  -------------------------
Name                     Exercise(#) Realized($)(1)  Exercisable      Unexercisable    Exercisable Unexercisable
----                     ----------- --------------  -----------     ----------------  ----------- -------------
Naveen Jain.............     1,000            --         599,000              800,000   $1,815,749   $2,425,040
Arun Sarin..............       --             --       5,152,778            8,847,222          --           --
Rasipuram V. Arun.......       --             --          28,125              461,875          --           --
Joanne R. Harrell.......       --             --             --               300,000          --           --
Michael D. Kantor.......   230,152    $24,455,394            --                   --           --           --
Chris Nabinger..........   140,824      6,465,957         20,047                  --        23,908          --
Rand L. Rosenberg.......       --             --          50,000              400,000          --           --
Steven Shivers..........    22,345      1,723,567         43,194              274,461       28,249       91,958

--------
(1) Represents the aggregate fair market value on the respective dates of exercise of the shares of common stock received on exercise of the options, less the aggregate exercise price of the options.

(2) These values represent the number of shares subject to in-the-money options multiplied by the difference between the closing price of our common stock on December 29, 2000 ($8.8438 per share) and the exercise price of the options.

Employment Agreements

  Our executive officers generally sign non-disclosure, invention release and non-competition agreements which limit their ability to compete with us for a year after their employment ends. Our Chairman and Chief Executive Officer, Naveen Jain, has a two-year non-competition agreement.

  Arun Sarin. In April 2000, Arun Sarin signed an employment agreement with us that provided him an annual salary of $200,000, with any bonus to be determined at the discretion of our Board of Directors. The agreement also provided that we grant to Mr. Sarin options to purchase an aggregate of 7,000,000 shares of our common stock. Pursuant to the agreement, upon termination of his employment by us without good cause or within six months of a change-in-control, Mr. Sarin was entitled to receive six months salary. Mr. Sarin resigned his position as Chief Executive Officer in January 2001 and agreed to relinquish all stock options that we granted to him in the course of his employment.

  Chris Nabinger. In December 1999, Chris Nabinger signed an employment agreement with us providing for an annual salary of $176,000, with a performance bonus to be determined by our Board of Directors. The employment agreement was subsequently amended to include a retention bonus of up to $600,000, of which $50,000 was paid. The remaining $550,000 of the retention bonus was to be paid to Mr. Nabinger upon either his having worked for us for one year or his termination by us without cause. If Mr. Nabinger voluntarily terminated his employment with us within the first year of his employment, he was to be paid a portion of the retention bonus based upon a formula. In May 2000, the employment agreement was amended to increase his annual salary to $200,000. In addition, he was granted an option to purchase 100,000 shares of the common stock with vesting to begin immediately in equal monthly installments for 48 months, as long as he was employed by us. Mr. Nabinger resigned his employment with us in October 2000.

  Rand Rosenberg. In June 2000, we entered into an employment agreement with Rand Rosenberg that provided him an annual salary of $200,000. In connection with our offer of employment, it was agreed that Mr. Rosenberg would receive an option to purchase 400,000 shares of our common stock, with the options vesting in equal monthly increments over a four-year period. In addition, if Mr. Rosenberg was terminated by us without cause during the first year, his options were to continue to vest through the remainder of the first year of his employment, and he would receive a severance amount equal to two times his annual base salary at the time of termination.

  In January 2001, pursuant to a separation agreement and release, Mr. Rosenberg terminated his employment with us. The separation agreement and release provides him a $200,000 severance payment. Mr. Rosenberg agreed to relinquish all stock options granted to him during his term of employment with us.

  In February 2001, some of our executive officers, including our Chairman and Chief Executive Officer, Naveen Jain, received additional option grants. These grants provide for full acceleration of vesting upon the occurrence of certain events constituting a "change in control" such as acquisition of InfoSpace by another company, and if the executive holding the grant is actually or constructively terminated.

Benefit Plans

  The following is a brief summary of plans in effect during 2000 under which our executive officers and directors received benefits:

 Restated 1996 Flexible Stock Incentive Plan

  The purpose of the Stock Incentive Plan is to provide an opportunity for our employees, officers, directors, independent contractors and consultants to acquire our common stock. The Stock Incentive Plan provides for grants of stock options, stock appreciation rights, or SARs, and stock awards. We have authorized an aggregate of 45,967,866 shares of common stock for issuance under the Stock Incentive Plan. As of December 31, 2000, options to purchase 32,073,834 shares of common stock were outstanding under the Stock Incentive Plan at a weighted average exercise price of $26.70 per share, and options to purchase 1,117,360 shares were available for future grant.

 Stock Option Program for Nonemployee Directors

  Under the Stock Incentive Plan, we grant a nonqualified stock option to purchase 20,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to our Board of Directors. Nonemployee directors serving at the time of the adoption of the program each received an option to purchase 5,000 shares of common stock. On November 19, 1998, each nonemployee director received a supplemental option to purchase 80,000 shares of common stock. We grant to each nonemployee director an additional nonqualified stock option to purchase 15,000 shares of common stock immediately following each Annual Meeting of Stockholders, except for those nonemployee directors who were newly elected to the Board of Directors at such Annual Meeting of Stockholders or within the three-month period prior to such Annual Meeting of Stockholders. All options granted under the program for nonemployee directors fully vest on the first anniversary of the date of such grant.

 1998 Employee Stock Purchase Plan

  We adopted the 1998 Employee Stock Purchase Plan in August 1998. The Purchase Plan is intended to qualify under Section 423 of the Code and permits eligible employees to purchase our common stock through payroll deductions of up to 15% of their compensation. Under the Purchase Plan, no employee may purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. We have authorized an aggregate of 3,600,000 shares of common stock for issuance under the Purchase Plan.

  The Purchase Plan is implemented with six-month offering periods. Offering periods begin on each February 1 and August 1. Participants purchase common stock under the Purchase Plan at a price equal to the lesser of 85% of their fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period. As of December 31, 2000, 207,672 shares of common stock have been issued under the Purchase Plan.

 InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan

  InfoSpace, Inc. and Saraide each adopted the 2000 Stock Plan effective April 17, 2000. The purpose of the 2000 Stock Plan is to attract, retain and provide incentives to employees, directors and consultants of Saraide. The 2000 Stock Plan provides for grants of both Saraide options and InfoSpace options; optionees will have the right to exercise either set of options as they vest. When an optionee exercises a number of Saraide options, this will automatically cancel a proportional number of the optionee's InfoSpace options, and similarly, when an optionee exercises a number of InfoSpace options, this will automatically cancel a proportional number of the optionee's Saraide options. InfoSpace has authorized an aggregate of 10,000,000 shares of InfoSpace common stock for issuance under the 2000 Stock Plan, and Saraide has authorized an aggregate of 10,000,000 shares of Saraide common stock for issuance under the 2000 Stock Plan.

  As of December 31, 2000, options to purchase 5,822,500 shares of our common stock were outstanding under the 2000 Stock Plan at a weighted average exercise price of $45.4375 per share, and options to purchase 3,471,300 shares of InfoSpace common stock were available for future grant.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during 2000, it has complied with all filing requirements applicable to its executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, except that the following filings were not made on a timely basis, as indicated:

  . Ellen B. Alben, former Senior Vice President, Legal and Business Affairs, filed a Form 4 relating to February 2000 trading activity, which was due on March 10, 2000, on March 13, 2000;

  . John E. Cunningham, IV, director, filed Form 4 relating to February 2000 trading activity, which was due on March 10, 2000, on March 13, 2000, and a Form 4 relating to June 2000 trading activity, which was due on July 10, 2000, on July 31, 2000;

  . Peter L.S. Currie, director, filed Form 4 relating to February 2000 trading activity, which was due on March 10, 2000, on March 13, 2000;

  . Tammy D. Halstead, Chief Financial Officer, filed a Form 4 relating to October 2000 trading activities, which was due on November 10, 2000, on November 13, 2000;

  . Kent Hellebust, former Senior Vice President, Business Development and Marketing, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 2, 2000;

  . Russell C. Horowitz, former President and director, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 17, 2000 and a Form 4 relating to October 2000 trading activity, which was due on November 10, 2000, on November 17, 2000;

  . David C. House, director filed a Form 3 relating to his initial holdings, which was due on January 31, 2000, on March 13, 2000, and a Form 4 relating to February 2000 trading activity, which was due on March 10, 2000, on March 13, 2000;

  . Michael Kantor, former Senior Vice President, Advertising, filed a Form 4 relating to February 2000 trading activity, which was due on March 10, 2000, on March 13, 2000;

  . John Keister, former Executive Vice President, Consumer Services, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 17, 2000 and a Form 4 relating to October 2000 trading activity, which was due on November 10, 2000, on November 17, 2000;

  . Gary List, former director, filed a Form 4 relating to February 2000 trading activity, which was due on March 10, 2000, on March 13, 2000;

  . Randy Massengale, former Senior Vice President, Human Resources, filed a Form 4 relating to February 2000 trading activity, which was due on March 10, 2000, on March 13, 2000;

  . Chris Matty, former Executive Vice President, Merchant Services, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 2, 2000;

  . Michael J. Riccio, Jr., Executive Vice President, Broadband, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 13, 2000 and a Form 4 relating to October 2000 trading activity, which was due on November 10, 2000, on November 13, 2000;

  . William D. Savoy, director, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 13, 2000 and a Form 4 relating to October 2000 trading activity, which was due on November 10, 2000, on November 13, 2000;

  . Steven Shivers, former Managing Director, Europe, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 2, 2000;

  . Bernee D.L. Strom, former President, Chief Operating Officer and Director, filed a Form 4 relating to February 2000 trading activity, which was due on March 10, 2000 on March 13, 2000.

  . Rick Thompson, former Executive Vice President, Product and Project Management, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 13, 2000 and a Form 4 relating to October 2000 trading activity, which was due on November 10, 2000, on November 13, 2000;

  . Eric Zocher, former Executive Vice President and Chief Scientist, filed a Form 3 relating to his initial holdings, which was due on October 23, 2000, on November 13, 2000 and a Form 4 relating to October 2000 trading activity, which was due on November 10, 2000, on November 13, 2000.

Audit Committee Report

  The following Report of the Audit Committee of the Company shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

  During the fiscal year ended December 31, 2000, the Audit Committee of the Board of Directors was comprised of three non-employee directors. Each member of the Audit Committee is an "independent director" as defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules.. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and other such duties as directed by the Board. The Audit Committee is also responsible for maintaining free and open means of communication between the directors, the independent auditors, and the financial management of the Company.

  Management is responsible for the Company's internal controls, preparation of financial statements and the financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee monitors and oversees these processes. In this regard, the Audit Committee has met and held discussions with Company management and the independent auditors, including discussions with the independent auditors held without management present.

  In this context, we hereby report as follows:

  . We have reviewed and discussed the audited financial statements with management of the Company and with the Company's independent auditors.

  . We have discussed with the auditors the matters required to be discussed by SAS 61 ("Communications with Audit Committees").

  . We have discussed with the auditors their independence and have received the written disclosures and letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees").

  . Based on our reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2000.

  The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

                                     Members of the Audit Committee:

                                     Peter L.S. Currie
                                     David C. House
                                     William D. Savoy

Fees Paid to Independent Auditors for 2000

  Audit Fees. The aggregate fees billed to the Company by Deloitte & Touche LLP for their audit of the Company's annual financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and review of the Company's interim financial statements contained in the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2000 were $403,000.

  Financial Information Systems Design and Implementation Fees. The aggregate fees billed to the Company by Deloitte & Touche LLP for the provision of professional services with respect to financial information systems design and implementation during the year ended December 31, 2000 was $767,000.

  All Other Fees. The aggregate of all other fees billed to the Company by Deloitte & Touche LLP for the provision of professional services during the year ended December 31, 2000 was $1,076,000.

Compensation Committee Report on Executive Compensation

  The following Report of the Compensation Committee of the Company shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

  During the fiscal year ended December 31, 2000, the Compensation Committee of the Board of Directors was comprised of two non-employee directors. The Compensation Committee establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. The Compensation Committee seeks to provide the executive officers of the Company with competitive compensation that enables the Company to attract and retain employees who contribute to the success of the Company and maximize stockholder value. Specifically for executive officers, compensation is determined according to the criteria described below.

 Compensation

  The Compensation Committee establishes the salaries of the executive officers by considering (i) the salaries of executive officers in similar positions at comparably-sized peer companies; (ii) the Company's financial performance over the past year based upon revenues and operating results;
(iii) the achievement of individual performance goals related to each executive officer's duties and area of responsibility; (iv) the growth of the Company and the increased responsibilities of each executive officer as result of such growth; (v) the need to retain qualified executives; and (vi) the attractiveness of non-cash compensation provided by the Company. No set formula is used for these determinations, and no particular function is weighted greater or lesser than the other. Generally, we do not grant bonuses to executive officers, as we believe that their compensation is adequately tied to Company performance through equity-based compensation.

 Equity-Based Compensation

  The Compensation Committee views stock options as an important part of its long-term, performance-based compensation program. The Compensation Committee bases grants of stock options to the executive officers of the Company under its 1996 Flexible Stock Incentive Plan upon the Committee's estimation of each executive's contribution to the long-term growth and profitability of the Company. The stock option grants are intended to provide additional incentives to the executive officers to maximize stockholder value. Options are generally granted at the then-current market price and are generally subject to four-year vesting periods to encourage key employees to remain with the Company. Recently, however, we have made option grants to members of the executive team with two-year vesting periods, recognizing the need to retain qualified executives and our belief that stock based-compensation needs to be made more attractive to employees in light of the recent decline in the stock market.

 Compensation of the Chief Executive Officer

  From the Company's inception until April 2000, Naveen Jain served as the Company's Chief Executive Officer. From the Company's inception until July 1998, Mr. Jain received no compensation for his services. Subsequent to July 1998, Mr. Jain began receiving an annual salary of $125,000. In March 1999, Mr. Jain's annual salary was increased to $250,000. In addition, he was granted options to purchase a total of 1,400,000 shares of the Company's Common Stock. In determining the increase to Mr. Jain's annual salary and the size of the option grants, the Board of Directors considered several factors, including the attainment of corporate revenue and operating results goals for the prior year, the Company's progress in new product development, the growth of the Company in the prior year, the importance of providing Mr. Jain with continuing incentives and the contribution of Mr. Jain to the Company's strategic focus, market position and brand development.

  In April 2000, Arun Sarin was hired to succeed Mr. Jain as Chief Executive Officer. Mr. Sarin's salary was set at $200,000 and he was granted options to purchase up to 7,000,000 shares of Company common stock that were to vest over a four-year period. In determining Mr. Sarin's annual salary and the size of the option grants, the Board of Directors considered several factors, including Mr. Sarin's experience in the wireless telecommunications industry and in managing the rapid growth of his previous company, compensation paid to chief executives at comparable companies, and the desire to motivate and retain Mr. Sarin. In October 2000, Mr. Sarin was granted additional options to purchase up to 7,000,000 shares of Company common stock, to vest over a four-year period. The additional grant was made to demonstrate the Company's confidence in his leadership and its desire to maintain a long-term relationship with him, as well as in recognition of the increased responsibilities of his position associated with the increased size of the Company resulting from its acquisition strategy.

  In January 2000, Mr. Sarin resigned his position as Chief Executive Officer, and relinquished any right in the option grants described above. At that time, Mr. Jain, who had continued to serve as Chairman of the InfoSpace Board, was re-appointed as Chief Executive Officer.

 Summary

  The Compensation Committee believes that the Company's compensation policies have been instrumental in assisting the Company to recruit and retain qualified employees and in linking compensation to the Company's strategic objectives. The Company's compensation policies will continue to evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term stockholder value.

                                     Members of the Compensation Committee:

                                     John E. Cunningham, IV
                                     Peter L.S. Currie

Performance Graph

  The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

  Set forth below is a line graph comparing the cumulative return to the stockholders of the Company's common stock to the cumulative return of (i) the Nasdaq U.S. Index and (ii) the JP Morgan H&Q Internet Index for the period commencing December 15, 1998 (the date of the Company's initial public offering) and ending on December 31, 2000.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
          AMONG INFOSPACE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE JP MORGAN H&Q INTERNET INDEX

                              [PERFORMANCE GRAPH]

                                  Nasdaq Stock     JP Morgan
  DATES         InfoSpace, Inc.   Market (U.S.)   H&Q Internet
  -----         ---------------   -------------   ------------
########             100.00          100.00          100.00
  Dec-98             254.17          109.12          115.45
  Jan-99             383.33          124.96          171.53
  Feb-99             363.33          113.77          153.70
  Mar-99             590.83          122.38          195.32
  Apr-99             955.42          126.32          221.06
  May-99             626.67          122.83          186.09
  Jun-99             626.67          133.88          201.16
  Jul-99             612.50          131.46          177.43
  Aug-99             614.17          137.02          186.80
  Sep-99             548.33          137.21          206.78
  Oct-99             741.67          148.21          228.63
  Nov-99            1355.83          166.24          288.15
  Dec-99            2853.33          202.79          400.28
  Jan-00            3736.67          195.27          375.30
  Feb-00            5786.67          232.37          477.13
  Mar-00            3878.33          227.60          418.09
  Apr-00            3830.00          191.43          315.08
  May-00            2313.33          168.34          265.08
  Jun-00            2946.67          197.88          310.17
  Jul-00            1800.00          187.16          290.80
  Aug-00            2080.00          209.27          337.39
  Sep-00            1613.33          182.07          298.38
  Oct-00            1073.33          167.05          252.80
  Nov-00             580.00          128.80          168.57
  Dec-00             471.67          122.02          154.01

Certain Relationships and Related Transactions

  On May 21, 1998, we entered into consulting agreements with Acorn Ventures-IS, LLC and John E. Cunningham, IV, pursuant to which we are required to pay reasonable out-of-pocket expenses incurred by them in connection with their services as consultants. In addition, we have entered into agreements to indemnify Acorn Ventures and Mr. Cunningham against expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding in which they are parties or participants arising out of their services as consultants. These consulting services include assistance in defining our business strategy, identifying and meeting with sources of financing and assisting us in structuring and negotiation such financings. The consulting agreements have terms of five years and are terminable by either party upon breach of the consulting agreement by the other party or on 30 days' notice. Other than the reimbursement of out-of-pocket expenses, there is no cash compensation under the consulting agreements. No services were provided, or expenses paid, under the consulting agreements during 2000 and the agreements have been terminated.

  In July 1998, we entered into a joint venture agreement with TDLI.com Limited, which was at that time a subsidiary of Thomson Directories Limited, to form TDL InfoSpace to replicate our infrastructure services in Europe. Gary
C. List, formerly one of our directors, is chairman of Thomson Directories Limited and chief executive of its parent company, TDL Group Limited. TDLI.com Limited was subsequently spun off to Thomson employees, including Mr. List, who held a majority interest. TDL InfoSpace has been providing content services in the United Kingdom since the third quarter of 1998. Under the Web site services agreement, Thomson provides its directory information to TDL InfoSpace and sells Internet yellow pages advertising for the joint venture through its local sales forces. We also license our technology and provide hosting services to TDL InfoSpace. On August 31, 2000, we acquired all of the issued and outstanding stock of TDLI.com Limited. This gave us complete control of TDL InfoSpace.

  In January 2000, we entered into contracts to provide content and promotional services to ImageX.com, Inc., pursuant to which we may earn up to $1.2 million in fees over a one-year period. Rufus W. Lumry, III, one of our directors, is president of Acorn Ventures, Inc., which directly and through affiliated entities beneficially owns approximately 7.5% of the common stock of ImageX.com, of which approximately 3.0% is subject to currently exercisable warrants. Naveen Jain, our Chairman and Chief Executive Officer, indirectly beneficially owns approximately 2.8% of the common stock of ImageX.com, of which approximately .1% is subject to currently exercisable warrants.

  During 1999, we entered into a technology license and development agreement for the development of online shopping cart technology with TEOCO Corporation. Under the terms of the agreement, we paid a development fee to TEOCO Corporation of $400,000. We own all rights to the technology and have granted a perpetual license to TEOCO Corporation to use the developed technology for certain limited uses. Atul Jain, the president and majority shareholder of TEOCO Corporation, is the brother of Naveen Jain, our Chairman and Chief Executive Officer.

  In March 2000, we entered into a service provider agreement and a promotion agreement with netgenShopper.com, Inc. Under the terms of the service provider agreement, netgenShopper makes its reverse auction technology available to us and the parties share revenue generated from the reverse auction service. Under the terms of the promotion agreement, we provide promotional services to netgenShopper, and netgenShopper issued us a warrant to purchase 1,000,000 shares of netgenShopper's common stock in consideration for such services. During 2000, we earned approximately $7.3 million in fees and warrant revenue.

  In February 2000, our subsidiary, InfoSpace Venture Capital Fund 2000, LLC, invested $1.5 million in common stock of netgenShopper.com, Inc. In November 2000, we invested $8.0 million in preferred stock of netgenShopper. Atul Jain, the chairman and chief executive officer of netgenShopper, is the brother of Naveen Jain, our Chairman and Chief Executive Officer.

  On October 1, 1999, Go2Net entered into an agreement with Charter Communications and Vulcan Ventures to form Digeo, Inc. (formerly known as Broadband Partners), a joint venture. We acquired Go2Net in October

2000. Digeo intends to provide broadband portal services initially to customers of Charter Communications, RCN Corporation and HighSpeed Access Corporation, and potentially to other cable operators. Vulcan Ventures will own 55.2%, Charter Communications will own 24.9% and Go2Net will own 19.9% of Digeo's capital stock. Vulcan Ventures is a minority stockholder of RCN Corporation and High Speed Access Corporation and a majority stockholder in Charter Communications. Vulcan Ventures, which held approximately 30% of Go2Net's voting capital stock prior to its merger with us, holds approximately 6.7% of our common stock. In addition, William D. Savoy, one of our directors and a former director of Go2Net, is President of Vulcan Ventures and a director of Charter Communications.

  On July 7, 1999, Go2Net acquired 896,057 shares of common stock of CommTouch Software, LTD and received warrants to acquired an additional 1,136,000 shares of common stock. The stock and warrants were valued at $13,970,628. In conjunction with the equity investment, Go2Net received one seat on CommTouch's board of directors and entered into a distribution and marketing agreement with CommTouch. Vulcan Ventures is a minority stockholder of CommTouch.

  On July 21, 1999, Go2Net acquired 428,571 shares of common stock of Click2Learn, Inc. and received warrants to acquire an additional 428,571 shares of common stock. The stock and warrants were valued at approximately $3.2 million. In conjunction with the equity investment. Go2Net entered into a three-year marketing, distribution, licensing and co-branding partnership with Click2Learn. Vulcan Ventures is a majority stockholder of Click2Learn.

  During 2000 and 1999, Go2Net recognized revenues of approximately $580,000 and $610,000, respectively, under advertising and licensing agreements with DirectWeb, Inc, the chief executive officer of which was a member of the Go2Net board of directors. Go2Net also recognized revenues of approximately $173,000 and $53,000 in 2000 and 1999, respectively, under an advertising agreement with Mercata, Inc. Vulcan Ventures was the majority shareholder in Mercata, Inc.

  On August 7, 2000, Go2Net acquired 670,167 shares of common stock of TheStreet.com and received an option to buy 7.45% of the outstanding common stock. The stock and option were valued at $4.1 million. In conjunction with the equity investment Go2Net entered into an advertising, marketing and distribution agreement with TheStreet.com. Go2Net recognized revenues of $1.3 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of TheStreet.com.

  On August 2, 2000, Go2Net acquired 10,000 shares of preferred stock of HealthAnswers, Inc. valued at $10.0 million. Go2Net entered into a separate distribution and marketing agreement with HealthAnswers, prior to the equity investment, on February 17, 2000. Go2Net recognized revenues of $3.6 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of HealthAnswers.

  On June 29, 2000, Go2Net acquired 1,623,377 shares of preferred stock of Sandbox.com valued at $10.0 million. In conjunction with the equity investment Go2Net entered into a strategic alliance agreement with Sandbox.com to distribute and market certain content. Go2Net recognized revenues of $2.7 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of Sandbox.com.

  On June 13, 2000, Go2Net acquired 1,624,959 shares of preferred stock of iMandi Corporation valued at $5.0 million. In conjunction with the equity investment Go2Net entered into an advertising, marketing and distribution agreement with iMandi Corporation. Go2Net recognized revenues of $1.0 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of iMandi.

  On February 29, 2000, G2Net acquired 3,086,095 shares of preferred stock of AskMe.com and received warrants to acquire an additional 202,000 shares of common stock. The stock and warrants were valued at $10.1 million. In conjunction with the equity investment Go2Net entered into a marketing and distribution agreement with AskMe.com, Inc. Go2Net recognized revenues of $2.1 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of AskMe.com.

  On February 7, 2000, Go2Net acquired 130,000 shares of common stock of National Discount Brokers and received warrants to acquire an additional 130,000 shares of common stock. The warrants have been exercised and all the shares of common stock have been sold as of December 31, 2000. The stock and exercised warrants were valued at $7.8 million which was based on the value on the purchase date. In conjunction with the equity investment Go2Net entered into an advertising, marketing, distribution and license agreement with National Discount Brokers. Go2Net recognized revenues of $6.5 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of National Discount Brokers. Go2Net's former chief executive officer is a board member of National Discount Brokers.

  We believe that all the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Any future transactions that are material to us, including loans, between us and our officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

  In October 2000, we loaned Rasipuram V. Arun, our current Chief Technology Officer, $4.0 million. The non-recourse promissory note matures on December 31, 2001. The non-recourse note is secured by a pledge of 200,000 shares of our common stock. If, on the maturity date, the fair market value of the pledged shares is insufficient to repay the principal and accrued interest on the note, we will forgive the difference between fair market value of the collateral and the principal plus accrued interest and will make a cash distribution to Mr. Arun sufficient to cover his resulting tax liability from the forgiveness of debt.

  On December 22, 2000, we loaned Rick Thompson, a former executive vice president of ours, $1.4 million. The loan is not secured. On March 8, 2001, Mr. Thompson was served with a summons and complaint demanding full repayment of the loan. Mr. Thompson has not yet answered this complaint.

  We have entered into indemnification agreements with each of our executive officers and directors.

  On December 11, 1998, we, our directors and Naveen Jain entered into an indemnification agreement whereby Mr. Jain placed 8,000,000 shares of our common stock beneficially owned by him into an escrow account to indemnify us and our directors for a period of five years for certain known and unknown liabilities that may have arisen prior to September 30, 1998. The indemnification agreement, however, did not provide for indemnification for certain matters known by the Board prior to September 30, 1998 or losses less than $100,000. On February 10, 2000, in exchange for the release of such shares, Mr. Jain entered into a noncompetition agreement with us. In addition to noncompetition, nondisclosure and invention release provisions which apply for the duration of his employment, the noncompetition agreement also provides that Mr. Jain will not engage in activities which compete with our business of for a period of two years after termination of his employment with us for any reason.

Transaction of Other Business

  The Board of Directors of the Company knows of no other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          By Order of the Board of Directors,

                                          /s/ John M. Hall

                                          John M. Hall
                                          Senior Vice President and General
                                          Counsel and Secretary

Bellevue, Washington
April 16, 2001

                                                                      EXHIBIT A

                    INFOSPACE INC. AUDIT COMMITTEE CHARTER
                            Adopted April 21, 2000

Organization

  There shall be a committee of the board of directors to be known as the audit committee. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management experience. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationships that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

  The board of directors shall appoint one member of the audit committee as chairperson. The chairperson shall be responsible for leadership of the committee, presiding over the committee meetings, and reporting to the full board of directors.

Statement of Policy

  The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the board. It is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention within the scope of its duties, with full power to retain outside counsel or other experts for this purpose if, in its judgment, that is appropriate.

Responsibilities

  The audit committee's primary responsibilities include:

  . Review and recommend to the directors the independent auditors to be retained to audit the financial statement of the corporation and its divisions and subsidiaries. In so doing, the committee will request from the auditors a written affirmation that the auditing firm is in fact independent and discuss with the auditors any relationship that may impact the auditor's independence.

  . Meet with the financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof receiving and reviewing the audit reports, including any comments or recommendations of the independent auditors.

  . Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial and accounting personnel, and the cooperation the independent auditors received during the course of the audit.

  . Review with the independent auditors and the financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

  . Review the audited financial statements and discuss them with management and the independent auditors. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate.

  . Review the financial statements contained in the annual report to shareholders and in the Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and Form 10-K to be filed with the SEC.

  . Review with management and the independent auditors the quarterly financial information and press release prior to the company's filing of Form 10-Q and quarterly earnings announcement.

  . Discuss with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance areas as may be appropriate.

--------------------------------------------------------------------------------

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                INFOSPACE, INC.

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 21, 2001

     The undersigned stockholder(s) of Infospace, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2001, and hereby appoints Tammy D. Halstead and John M. Hall, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Infospace, Inc. to be held on May 21, 2001, at 10:00 a.m., Pacific Standard Time, at the Hyatt Regency Bellevue located at 900 Bellevue Way NE, Bellevue, Washington 98004, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:


 _________________________________________
|                                         |
|                                         |
|                                         |
|                                         |
|  COMMENTS/ADDRESS CHANGE: PLEASE MARK   |
| COMMENT/ADDRESS BOX ON THE REVERSE SIDE |
|_________________________________________|

                           CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                              [LOGO OF INFOSPACE]

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 2001
                                  10:00 a.m.

                         Hyatt Regency Hotel Bellevue
                              900 Bellevue Way NE
                          Bellevue, Washington 98004


                            YOUR VOTE IS IMPORTANT!
               You can vote by promptly returning your completed
                     proxy card in the enclosed envelope.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                              Please mark    [X]
                                                               your votes
                                                             as indicated in
                                                              this example

                                 FOR all of the             WITHHOLD AUTHORITY
                              nominees listed below       to vote for all of the
                              (except as indicated)       nominees listed below
1.  ELECTION OF DIRECTORS              [_]                          [_]

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

Nominees: Rufus W. Lumry, III
          William D. Savoy


                                                       FOR    AGAINST    ABSTAIN
2.  Proposal to ratify the appointment of Deloitte &
    Touche LLP as independent auditors of Company
    for the fiscal year ending December 31, 2001.      [_]      [_]        [_]



Address change? Indicate change below.

______
      |
      |         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE
      |         WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE
      |         SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE
                ABOVE PERSONS AND PROPOSALS. IF ANY OTHER MATTERS PROPERLY COME
                BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN
                THEIR DISCRETION.



Signature(s)                                            Date:             , 2001
            -------------------------------------------      -------------
PLEASE SIGN exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                            YOUR VOTE IS IMPORTANT!



  __________________________________________________________________________
 |                                                                          |
 |                            VOTE BY PROXY CARD                            |
 |                                                                          |
 |             Mark, sign and date your proxy card and return               |
 |                    promptly in the enclosed envelope.                    |
 |__________________________________________________________________________|


          THANK YOU FOR VOTING.

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